EXHIBIT (10.12)

DESCRIPTION OF ECOLAB INC.

MANAGEMENT INCENTIVE PLAN

Ecolab Inc. (“Ecolab”, the “Company”, “we” and “our”) maintains an annual cash incentive plan for executives that is designed to motivate executives to achieve annual business and individual goals. This plan is referred to as the Management Incentive Plan (“MIP”). The MIP is not set forth in a formal plan document. Set forth below is a summary of the MIP as it applies to the executive officers of the Company.

Target Award Opportunities – Under the MIP, the Compensation & Human Capital Management Committee (the “Committee”) of the Company’s Board of Directors establishes the annual target award opportunities expressed as a percentage of base salary paid during the fiscal year for each executive officer.

Performance Measures – Under the MIP, the Company uses a mix of overall corporate performance, business unit performance, individual performance and impact measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position. Payout opportunities range from 0% to 200% of each executive officer’s target award opportunity. Except as noted for the enterprise performance measure below, the minimum target award opportunity for the performance measures is established at 40%, with additional opportunities established at 100%, 140% and 200%. Payout for results between performance levels are interpolated on a straight-line basis.

●	Adjusted EPS: The primary measure of overall corporate performance under the MIP is adjusted EPS. This measure ranges from 30% to 100% of the total performance measure mix of the executive officers depending upon the nature of their responsibilities.

●	Enterprise Goal: For executive officers, whose roles have a significant impact on the performance of all the Company’s businesses, and a direct impact on the Company’s ability to meet business sales and operating income targets, 30% to 35% of the MIP payout also is based on an enterprise goal. 60% of the enterprise goal is comprised of a commercial average payout, which is the aggregate of the payouts for the achievement of business unit sales and/or operating income goals to all employees in the commercial organization over the aggregate of the business unit payouts at target. The remaining 40% is based on the Company-wide adjusted EPS, which reflects Ecolab’s overall business performance. There is no threshold payout level for this measure; however, the maximum payout of 200% of target continues to apply.

●	Business Unit: For executive officers who lead our global business groups and have a direct impact on the ability of the group to meet business sales and operating income targets, 70% of the MIP payout also is based on a business unit goal. Business unit MIP payouts generally are determined based on the achievement of specific sales and operating income targets (each weighted 50%) as compared to the business unit’s performance plan.

●	Individual Goals: For executive officers who hold staff positions, 30% of the MIP payout also is based on the achievement of strategic corporate initiatives and goals, with funding of the payout of this goal generally subject to achievement of the business unit goals.

●	Growth & Impact Modifier: The growth & impact modifier is based on reducing water intensity across our operations and demonstrating progress toward our aspirations for a more diverse, equitable and inclusive workplace. This modifier recognizes that delivering a net positive impact for our associates, in our operations and for our customers drives performance and innovation, and enables fast growth. The MIP payout is increased by 3%, 6%, or 10% (subject to the 200% payout cap under the MIP), or reduced by 10% based on achievement of year-over-year progress in these areas. The assessment of performance for the growth & impact modifier is made for all officers in the aggregate, and is not measured on an individual basis.

Payout Approval – As soon as practicable after the end of the plan year and after the Committee has received the appropriate financial and other data, the Committee will, for each executive officer, approve the achievement of performance goals and the corresponding amount of the award earned. The Committee reviews and approves all adjustments to the Company’s overall corporate performance results.

Discretionary Adjustments – To recognize individual performance, the Committee also may increase or decrease an executive officer’s MIP award, with input from the principal executive officer, based on the individual performance of the executive officer. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures.

Administrative Rules – The administrative rules applying to the MIP include the following:

●	An executive officer’s actual base salary earnings for the plan year (in the U.S.) or year-end base salary (outside the U.S.) will be used in the calculation of incentive funding.

●	No payment is earned unless an executive officer is actively employed on the last business day of the fiscal year. An executive officer who leaves the active employ of the company for reasons of retirement (defined as at least 55 years of age with at least 5 years of service) disability, or death, ceases to be a participant in the plan on the date the separation occurs. The executive officer may be entitled to receive a prorated award accrued during the eligible period when awards are paid following year-end, if warranted by performance.

●	If an executive officer becomes eligible for participation in the MIP as a new hire, or through a promotion during the year, such officer will participate on a pro-rata basis, with payments calculated in full month increments.

●	If an executive officer transfers from one division to another during the year, a determination of the specific handling of such officer’s incentive will be made at the time of transfer by the division executives involved and the Executive Vice President Human Resources.